Exhibit 3.2
                             CLIFTON MINING COMPANY
                             2004 STOCK OPTION PLAN

1. Purpose; Effectiveness of the Plan.

         (a) The purpose of this Plan is to advance the interests of the Company and its shareholders by helping the Company obtain and retain the services of employees, officers, consultants, and directors, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company.

         (b) This Plan will become effective on the date of its adoption by the Board, provided this Plan is approved by the shareholders of the Company (excluding holders of shares of Stock issued by the Company pursuant to the exercise of options granted under this Plan) within twelve (12) months before or after that date. If this Plan is not so approved by the shareholders of the Company, any options granted under this Plan will be rescinded and will be void. This Plan will remain in effect until it is terminated by the Board under
Section 9 hereof or until the ten year anniversary of Board approval of the Plan, whichever is earlier, except that no ISO will be granted after the tenth anniversary of the date of this Plan's adoption by the Board and no option granted hereunder shall expire by reason of the termination of the Plan. This Plan will be governed by, and construed in accordance with, the laws of the State of Utah.

2. Certain Definitions. Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any stock option agreements entered into pursuant to this Plan:

         (a) "10% Shareholder" means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in
Section 424(d) of the Code at the time he or she is granted an Option, stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company and/or of its subsidiaries;

         (b) "1933 Act" means the Federal Securities Act of 1933, as amended;

         (c) "Board" means the Board of Directors of the Company;

         (d) "Code" means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise);

         (e) "Company" means Clifton Mining Company, a Utah corporation;

         (f) "Disability" has the same meaning as "permanent and total disability," as defined in Section 22(e)(3) of the Code;

         (g) "Eligible Participants" means persons who, at a particular time, are employees, officers, consultants (but only if such consultant is a natural person who provides bona fide services to the Company which services are not in connection with a capital raising transaction and who does not directly or indirectly promote the Company's stock), or directors of the Company or its subsidiaries;

         (h) "Fair Market Value" means, with respect to the Stock and as of the date an ISO is granted hereunder, the market price per share of such Stock determined by the Board, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith, as follows:

         (i) If the Stock was traded on a stock exchange on the date in question, when the Fair Market Value will be equal to the closing price reported by the applicable composite-transactions report for the day preceding such date;

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         (ii) If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value will be equal to the last-transaction price quoted by the NASDAQ system for the day preceding such date;

         (iii) If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value will be equal to the average of the last reported representative bid and asked prices quoted by the NASDAQ system for the day preceding such date; and

         (iv) If none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Board in good faith on such basis as it deems appropriate.

         (i) "ISO" has the same meaning as "incentive stock option," as defined in Section 422 of the Code;

         (j) "Just Cause Termination" means a termination by the Company of an Optionee's employment by and/or service to the Company (or if the Optionee is a director, removal of the Optionee from the Board by action of the shareholders or, if permitted by applicable law and the bylaws of the Company, the other directors), in connection with the good faith determination of the Company's board of directors (or of the Company's shareholders if the Optionee is a director and the removal of the Options from the Board is by action of the shareholders, but in either case excluding the vote of the Optionee if he or she is a director or a shareholder) that the Optionee has engaged in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Company or its subsidiaries;

         (k) "NSO" means any option granted under this Plan whether designated by the Board as a "non-qualified stock option," a "non-statutory stock option" or otherwise, other than an option designated by the Board as an ISO, or any option so designated but which, for any reason, fails to qualify as an ISO pursuant to Section 422 of the Code and the rules and regulations thereunder;

         (l) "Option" means an option granted pursuant to this Plan entitling the option holder to acquire shares of Stock issued by the Company pursuant to the valid exercise of the option;

         (m) "Option Agreement" means an agreement between the Company and an Optionee, in form and substance satisfactory to the Board in its sole discretion, consistent with this Plan;

         (n) "Option Price" with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Stock called for under such Option;

         (o) "Option Stock" means Stock issued or issuable by the Company pursuant to the valid exercise of an Option;

         (p) "Optionee" means an Eligible Participant to whom Options are granted hereunder, and any transferee thereof pursuant to a Transfer authorized under this Plan;

         (q) "Plan" means this 2004 Stock Option Plan of the Company;

         (r) "QDRO" has the same meaning as "qualified domestic relations order" as defined in Section 414(p) of the Code;

         (s) "Stock" means shares of the Company's common stock, par value $.001 per share;

         (t) "subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Section 424(f) of the Code; and

         (u) "Transfer," with respect to Option Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Option Stock.

3. Eligibility. The Company may grant Options under this Plan only to persons who are Eligible Participants as of the time of such grant. Subject to the provisions of Sections 4(c), 5 and 6 hereof, there is no limitation on the number of Options that may be granted to an Eligible Participant.

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4. Administration.

         (a) General. The Board will administer this Plan.

         (b) Authority and Discretion of Board. The Board will have full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company's Articles of Incorporation, Bylaws and this Plan, and the specific limitations on such discretion set forth herein:

         (i) to select and approve the persons who will be granted Options under this Plan from among the Eligible Participants, and to grant to any person so selected one or more Options to purchase such number of shares of Option Stock as the Board may determine;

         (ii) to determine the period or periods of time during which Options may be exercised, the Option Price and the duration of such Options, and other matters to be determined by the Board in connection with specific Option grants and Option Agreements as specified under this Plan; and

         (iii) to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

         (c) Designation of Options. Except as otherwise provided herein, the Board will designate any Option granted hereunder either as an ISO or as an NSO. To the extent that the Fair Market Value (determined at the time the Option is granted) of Stock with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to this Plan and all other plans of the Company and/or its subsidiaries) exceeds $100,000, such option will be treated as an NSO. Notwithstanding the general eligibility provisions of Section 3 hereof, the Board may grant ISOs only to persons who are employees of the Company and/or its subsidiaries.

         (d) Option Agreements. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Optionee and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Board.

5. Shares Reserved for Options.

         (a) Option Pool. The aggregate number of shares of Option Stock that may be issued pursuant to the exercise of Options granted under this Plan will not exceed 7,000,000 shares of Stock (the "Option Pool"), provided that such number will be increased by the number of shares of Option Stock that the Company subsequently may reacquire through repurchase or otherwise. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired, will be deemed not to have been issued for purposes of computing the number of shares of Option Stock remaining in the Option Pool and available for issuance.

         (b) Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of shares of Option Stock in the Option Pool that may be issued pursuant to the exercise of Options granted hereunder; (ii) the Option Price and the number of shares of Option Stock called for in each outstanding Option granted hereunder; and (iii) other rights and matters determined on a per share basis under this Plan of any Option Agreement hereunder. Any such adjustments will be made only by the Board, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

6. Terms of Stock Option Agreements. Each Option granted pursuant to this Plan will be evidenced by an agreement (an "Option Agreement") between the Company and the person to whom such Option is granted, in form and substance satisfactory to the Board in its sole discretion, consistent with this Plan. Without limiting the foregoing, each Option Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

         (a) Covenants of Optionee. At the discretion of the Board, the person to whom an Option is granted hereunder, as a condition to the granting of the Option, must execute and deliver to the Company a confidential information agreement approved by the Board. Nothing contained in this Plan, any Option

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Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Optionee any right with respect to the continuation of his or her status as an employee of, consultant or independent contractor to, or director of, the Company or its subsidiaries.

         (b) Vesting Periods. Except as otherwise provided herein, each Option Agreement may specify the period or periods of time within which each Option or portion thereof will first become exercisable (the "Vesting Period") with respect to the total number of shares of Option Stock called for thereunder (the "Total Award Option Stock"). Such Vesting Periods will be fixed by the Board in its discretion, and may be accelerated or shortened by the Board in its discretion.

         (c) Exercise of the Option.

         (i) Mechanics and Notice. An Option may be exercised to the extent exercisable (1) by giving written notice of exercise to the Company, specifying the number of full shares of Option Stock to be purchased and accompanied by full payment of the Option Price thereof and the amount of withholding taxes pursuant to Subsection 6(c)(ii) below; and
         (2) by giving assurances satisfactory to the Company that the shares of Option Stock to be purchased upon such exercise are being purchased for investment and not with a view to resale in connection with any distribution of such shares in violation of the 1933 Act and that such exercise does not otherwise violate the provisions of the 1933 Act or any state securities laws; provided, however, that in the event the Option Stock called for under the Option is registered under the 1933 Act, or in the event resale of such Option Stock without such registration would otherwise be permissible, this second condition will be inoperative if, in the opinion of counsel for the Company, such condition is not required under the 1933 Act, or any other applicable law, regulation or rule of any governmental agency.

         (ii) Withholding Taxes. As a condition to the issuance of the shares of Option Stock upon full or partial exercise of an NSO granted under this Plan, the Optionee will pay to the Company in cash, or in such other form as the Board may determine in its discretion, the amount of the Company's tax withholding liability required in connection with such exercise. For purposes of this Subsection 6(c)(ii), "tax withholding liability" will mean all federal and state income taxes, social security tax, and any other taxes applicable to the compensation income arising from the transaction required by applicable law to be withheld by the Company.

         (d) Payment of Option Price. Each Option Agreement will specify the Option Price with respect to the exercise of Option Stock thereunder, to be fixed by the Board in its discretion, but in no event will the Option Price for an ISO granted hereunder be less than the Fair Market Value (or, in case the Optionee is a 10% Shareholder, one hundred ten percent (110%) of such Fair Market Value) of the Option Stock at the time such ISO is granted. The Option Price will be payable to the Company in United States dollars in cash or by check or, such other legal consideration as may be approved by the Board, in its discretion.

         (i) For example, the Board, in its discretion, may permit a particular Optionee to pay all or a portion of the Option Price, and/or the tax withholding liability set forth in Subsection 6(c)(ii) above, with respect to the exercise of an Option either by surrendering shares of Stock already owned by such Optionee or by withholding shares of Option Stock, provided that the Board determines that the fair market value of such surrendered Stock or withheld Option Stock is equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith.

         (e) Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be fixed by the Board in its discretion, during which the Option granted therein will be exercisable, not to exceed ten (10) years from the date of grant in the case of an ISO (the "Option Period"); provided that the Option Period will not exceed five (5) years from the date of grant in the case of an ISO granted to a 10% Shareholder. To the extent not previously exercised, each Option will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that each such Option will terminate, if earlier: (i) ninety (90) days after the date that the Optionee ceases to be an Eligible Participant for any reason, other than by reason of death or Disability or a Just Cause Termination;
(ii) twelve (12) months after the date that the Optionee ceases to be an Eligible Participant by reason of such person's death or Disability; or (iii) immediately as of the date that the Optionee ceases to be an Eligible Participant by reason of a Just Cause Termination. In the event of a merger or consolidation or other reorganization (a "Corporate Transaction") in which the Company is not the surviving corporation, or in which the Company becomes a subsidiary of another corporation, then notwithstanding anything else herein, the right to exercise all then outstanding Options will vest immediately prior to such Corporate Transaction and will terminate immediately after such Corporate Transaction; provided, however, that if the Board, in its sole

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discretion, determines that such immediate vesting of the right to exercise outstanding Options is not in the best interests of the Company, then the successor corporation must agree to assume the outstanding Options or substitute therefor comparable options of such successor corporation or a parent or subsidiary of such successor corporation.

         (f) Options Nontransferable. No Option will be transferable by the Optionee otherwise than by will or the laws of descent and distribution, or in the case of an NSO, pursuant to a QDRO. During the lifetime of the Optionee, the Option will be exercisable only by him or her, or the transferee of an NSO if it was transferred pursuant to a QDRO.

         (g) Qualification of Stock. The right to exercise an Option will be further subject to the requirement that if at any time the Board determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for thereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase of shares of Option Stock thereunder, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Board, in its discretion.

         (h) Restrictions on Transfer of Option Stock. By accepting Options and/or Option Stock under this Plan, the Optionee will be deemed to represent, warrant and agree as follows:

         (i) Securities Act of 1933. The Optionee understands that the shares of Option Stock have not been registered under the 1933 Act, and that such shares are not freely tradeable and must be held indefinitely unless such shares are either registered under the 1933 Act or an exemption from such registration is available. The Optionee understands that the Company is under no obligation to register the shares of Option Stock. The Optionee further understands that the certificates evidencing the Option Stock will bear a legend describing the restrictions on transfer and shall be in a form determined by the Board in its sole discretion.

         (ii) Investment Intent. (1) Upon exercise of any Option, the Optionee will purchase the Option Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Option Stock; and (3) he or she has no present intention of disposing of the Option Stock at any particular time.

         (i) Additional Restrictions on Exercise and Transfer. The Optionee further understands that exercise of the Option and/or Transfer of the Option Stock requires full compliance with the provisions of all applicable laws.

         (j) Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, the Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state securities laws, and all of the same will be subject to this overriding condition. The Company will not be required to register or qualify Option Stock with the Securities and Exchange Commission or any State agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be granted an Option hereunder prior to such grant.

         (k) Stock Certificates. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this
Section 6(k) have been complied with.

         (l) Market Standoff. To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no holder of any shares of Option Stock will sell or otherwise Transfer any such shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the 1933 Act, during the one hundred eighty (180) day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering, which period may be reduced in the sole discretion of the Company.

         (m) Notices. Any notice to be given to the Company under the terms of an Option Agreement will be addressed to the Company at its principal executive office, Attention: Corporate Secretary, or at such other address as the Company

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may designate in writing. Any notice to be given to an Optionee will be addressed to the Optionee at the address provided to the Company by the Optionee. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government.

         (n) Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including restrictions on the Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Board in its sole discretion.

7. Proceeds from Sale of Stock. Cash proceeds from the sale of shares of Option Stock issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

8. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Plan, the Board may modify this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor. Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option theretofore granted under this Plan.

9. Amendment and Discontinuance. The Board may amend, suspend or discontinue this Plan at any time or from time to time; provided that no action of the Board will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Board specifically declares such action to be made for that purpose and provided further that no such action may, without the approval of the shareholders of the Company, increase (other than by reason of an adjustment pursuant to Section 5(b) hereof) the maximum aggregate number of shares of Option Stock in the Option Pool that may be issued under Options granted pursuant to this Plan. Moreover, no such action may alter or impair any Option previously granted under this Plan without the consent of the holder of such Option.

10. Information to Optionees. Prior to the termination or full exercise of an Option granted under this Plan, the Company annually will make available to each holder of such an Option the Company's financial statements (which statements need not be audited). At the discretion of the Board, an Optionee (and any investment advisers to whom the Optionee proposes to make such information available) may be required to sign an agreement prohibiting disclosure or use of such financial information for any purpose whatsoever (other than determining whether to exercise an Option).

11. Copies of Plan. A copy of this Plan will be delivered to each Optionee at or before the time he or she executes an Option Agreement.

                      Date Plan Adopted by Board of Directors: December 23, 2003 Date Plan Approved by Shareholders: February 27, 2004

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